EXHIBIT 99.1

Educational Development Corporation Announces Second Quarter Fiscal 2020 Results

TULSA, Okla., Oct. 10, 2019 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports net sales and earnings per share results for the second quarter ended August 31, 2019.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal second quarter ended August 31, 2019, the Company reports net revenues of $24,438,000, a decrease of $243,000, or 1.0%, when compared to $24,681,000 for the second quarter of the previous year.  Net earnings totaled $1,007,600 for quarter ended August 31, 2019, compared to $1,490,700 for the quarter ended August 31, 2018, a decrease of $483,100, or 32.4%.  Earnings per share for the quarter were $0.12 compared to $0.18 for the same quarter in the previous year, down 33.3% on a fully diluted basis.

The net revenues of our direct sales division, Usborne Books & More (“UBAM”) totaled $21,735,200 during the quarter ended August 31, 2019, a decrease of $340,300 or 1.5%, from $22,075,500 for the quarter ended August 31, 2018.  Our average number of active consultants were 33,600 during the quarter ended August 31, 2019, an increase of 800, or 2.4%, from the average active consultant count reported for the second quarter of last year of 32,800.

The Publishing division’s net revenues increased $97,300, or 3.7%, to $2,702,800 in the second quarter of fiscal 2020, from $2,605,500 for the same quarter a year ago.  Publishing sales increased primarily from an increase in order volumes with smaller customers.

The Company’s year to date net revenues in the first two quarters of the year were $52,025,400, a decrease of $2,677,900, or 4.9%, from $54,703,300 reported in the same period last year.  Year to date earnings per share decreased $0.11, or 27.5%, from $0.40 for the six months ended August 31, 2018, to $0.29 for the six months ended August 31, 2019.

Per Mr. White, “While our UBAM second quarter net revenues were slightly down, we are very excited in the recent growth in our active number of UBAM sales consultants.  During our annual convention at the end of June of this year, we announced a UBAM 30th Anniversary Recruiting Special which, with the hard work of our existing UBAM consultants and leaders, brought in over 10,000 new recruits and we ended the quarter with over 35,000 active consultants.  While adding this volume of new recruits is extremely exciting, it can take some time before new consultants have their first sales success.”

“The recruiting efforts were finally realized with our UBAM monthly net revenues for the last month of the quarter exceeding last year’s comparable month by over 8%.  We are excited as this sales growth continues into the fall selling season, which is our busiest time of the year.”

Mr. White continued, “Our Publishing division reported modest growth this quarter as we continue to add new retail customers, specifically in the Toy and Gift store classifications.  We expect growth to continue in this fiscal year as we add new accounts and return to historical sales levels with our largest retail accounts.”

Mr. White continued, “In addition to the difficulty in our sales comparisons, the second quarter of last year had a few benefits that created less expenses for the quarter; including a property tax exemption refund for our new building along with a refund from our travel agent/resort associated with the UBAM annual incentive trip. Both of these unplanned refunds reduced our second quarter expenses and increased our profitability.  Without these refunds, our pretax profitability in the second quarter of the previous year would have been more comparable to this year.”

Mr. White concluded, “Our Board has approved the continued payment of dividends this quarter and authorized a $0.05 per share cash dividend which will be paid on or around Thursday, December 5, 2019 to shareholders of record November 14, 2019.  We are pleased to continue our practice of paying quarterly dividends.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31,		Six Months Ended August 31,
	2019	2018	2019	2018

GROSS SALES	$32,541,700	$33,013,600	$69,015,400	$72,088,400

DISCOUNTS	(10,241,000)	(10,444,700)	(21,572,400)	(22,346,100)

TRANSPORTATION REVENUES	2,137,300	2,112,100	4,582,400	4,961,000

NET REVENUES	24,438,000	24,681,000	52,025,400	54,703,300

EARNINGS BEFORE INCOME TAXES	1,366,700	2,035,600	3,213,200	4,531,400

INCOME TAXES	359,100	544,900	842,000	1,224,100

NET EARNINGS	$1,007,600	$1,490,700	$2,371,200	$3,307,300

BASIC AND DILUTED EARNINGS PER SHARE

Basic	$0.12	$0.18	$0.29	$0.40

Diluted	$0.12	$0.18	$0.29	$0.40

DIVIDENDS DECLARED PER SHARE	$0.05	$-	$0.10	$0.05

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING

Basic	8,312,648	8,185,419	8,248,460	8,181,305

Diluted	8,318,790	8,192,833	8,254,926	8,188,920

EDC will host its second quarter fiscal 2020 results Investor Call including a live Q&A webcast on Tuesday, October 15, 2019, at 3 PM CT (4 PM ET).  Randall White, the Company’s CEO and President and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253 (International callers can use (478) 219-0506).  The conference ID and passcode are 8792723. The weblink to the call is  https://edge.media-server.com/mmc/p/ro2m2dwy.

The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States distributor of the UK-based Usborne Books and owns Kane Miller Publishers; award-winning publishers of international children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
            Educational Development Corporation
            Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2019, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2019 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.